Exhibit 99.1


                          Company Contact:    Richard Olicker
                                              President, Chief Operating Officer
                                              Arvind Dharia
                                              Chief Financial Officer
                                              Steven Madden, Ltd.
                                              (718) 446-1800

                          Investor Relations: Cara O'Brien/Lila Sharifian
                                              Press: Stephanie Sampiere
                                              Financial Dynamics
                                              (212) 850-5600


FOR IMMEDIATE RELEASE
---------------------

               STEVEN MADDEN, LTD. ANNOUNCES FIRST QUARTER RESULTS
                     ~ Comparable Store Sales Increase 8% ~
                       ~ Company Reaffirms 2004 Outlook ~

LONG ISLAND CITY, N.Y. - April 27, 2004 - Steven Madden, Ltd. (NASDAQ: SHOO), a leading designer, wholesaler and marketer of fashion footwear for women, men and children, today announced financial results for the first quarter ended March 31, 2004.

Net sales were $78.8 million compared with $78.7 million in the first quarter last year. Net income was $4.1 million, or $0.29 per diluted share on 14,374,000 diluted weighted average shares outstanding, which is in line with the current analyst estimate. In the prior year period, net income was $5.0 million, or $0.36 per diluted share on 13,872,000 diluted weighted average shares outstanding.

Retail revenues increased 12% to $23.7 million from $21.1 million in the same period last year. Same-store sales increased 8% over the comparable period last year primarily due to an improved product mix and higher unit sales. The Company ended the first quarter with 83 Company-owned retail locations, including the Internet store, and remains on schedule to open approximately 8 to 12 new stores this year.

Revenues from the wholesale division, comprising the Company's seven brands, Steve Madden Womens, Steve Madden Mens, Stevies, l.e.i., Steven, Candie's, and UNIONBAY, were $55.1 million versus $57.6 million in the year-ago period. As previously announced, in response to changing footwear industry trends and consumer preferences, the Company is implementing a shift in product focus from its traditional casual base into broader categories. Although the benefits of this shift have not yet been fully realized in all of the Company's wholesale businesses, the trends are positive. Furthermore, the strategy towards brand diversification is reaping positive results, as evidenced by strong performance in the Steven and Candie's lines.

Arvind Dharia, Chief Financial Officer, said, "We are proud of our ability to grow and diversify the Company while managing the business effectively. In addition, our financial position remains strong with $72.6 million in cash, cash equivalents, and investment securities, no short- or long-term debt, and $164.0 million in total stockholder equity."

"Our first quarter results were in line with our expectations," commented Richard Olicker, President and Chief Operating Officer. "We achieved solid retail results, demonstrating the fact that our shift in product focus is proceeding as planned and that the popularity of our brands remains sound despite a sustained promotional and competitive market. Of note, during the quarter we fully rolled out our Candie's brand and made investments across the business, including additional personnel, to support our various divisions. We also incurred higher expenses related to efforts to swiftly deliver the most current trends to our customers as well as increased advertising to promote awareness of all of our brands."

Company Outlook
---------------

Although the transition into new categories and the integration of new divisions will require continued investments in the business, the Company is encouraged by the progress made during the first quarter and believes it is well positioned to execute the strategies outlined at the outset of the year. That said, the Company is comfortable with the outlook provided previously and reaffirms its expectations for 2004. The Company anticipates net sales will increase in the low-single digits over 2003 and expects diluted earnings per share to be in the range of $1.35 to $1.40.

Jamieson Karson, Chief Executive Officer, concluded, "Overall, we are cautiously optimistic as we look to the remainder of the year and believe we are on track to achieving our growth and profitability objectives for 2004. We are confident that the core elements of our business - significant brand equity, a flexible business model, a healthy balance sheet - will help us continue to generate industry-leading performance as we move forward. By leveraging the brand through entering new licensing opportunities and expanding the retail division of our business as well as considering strategic acquisitions, we aim to deliver enhanced shareholder value over the long-term."

Interested shareholders are invited to listen to the first quarter earnings conference call scheduled for today, Tuesday, April 27, 2004, at 10 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.firstcallevents.com/service/ajwz405058436gf12.html. An online archive will be available shortly after the call and will be accessible until May 10, 2004. Additionally, a replay of the call can be accessed by dialing (800) 839-8389 and will be available through April 30, 2004.

Steven Madden, Ltd. designs and markets fashion-forward footwear for women, men and children. The shoes are sold through Steve Madden Retail Stores, Department Stores, Apparel and Footwear Specialty Stores, and on-line at www.stevemadden.com. The Company has several licenses for the Steve Madden and Stevies brands - including eyewear, hosiery, and belts -- owns and operates one retail store under its Steven brand, and is the licensee for l.e.i Footwear, Candie's Footwear and UNIONBAY Men's Footwear.

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms "believes", "belief", "expects", "intends", "anticipates" or "plans" to be uncertain and forward-looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

                               (tables to follow)

CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

                                                       Three months ended
                                                --------------------------------
                                                March 31, 2004    March 31, 2003
                                                --------------    --------------

Net Sales                                          $78,768           $78,698
Cost of Sales                                       47,496            47,733
                                                   -------           -------
Gross Profit                                        31,272            30,965
Commission and licensing fee income                  1,416             1,690
Operating Expenses                                  26,108            24,392
                                                   -------           -------
Income from Operations                               6,580             8,263
Interest and Other Income Net                          534               442
                                                   -------           -------
Income Before provision for Income Taxes             7,114             8,705
Provision for Income Tax                             2,988             3,656
                                                   -------           -------
Net Income                                         $ 4,126           $ 5,049
                                                   =======           =======


Basic income per share                             $  0.31           $  0.39
                                                   =======           =======
Diluted income per share                           $  0.29           $  0.36
                                                   =======           =======

Weighted average common shares
outstanding - Basic                                 13,254            12,789
                                                   =======           =======
Weighted average common shares
outstanding - Diluted                               14,374            13,872
                                                   =======           =======

CONSOLIDATED BALANCE SHEET HIGHLIGHTS
(in thousands)


                               March 31, 2004     December 31, 2003     March 31, 2003
                               --------------     -----------------     --------------
                                (Unaudited)                               (Unaudited)

Cash and cash equivalents         $  22,302           $  53,073           $  44,614
Investment Securities                50,296              32,659              26,789
Total Current Assets                111,339             121,995             114,939
Total Assets                        181,013             177,870             159,061
Total Current Liabilities            15,143              16,855              20,885
Total Stockholder Equity            163,953             159,187             136,541